UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]     Preliminary Proxy Statement
[_]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to §240.14a-12

JOY GLOBAL INC.

      (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_]     Fee paid previously with preliminary materials:

[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

JOY GLOBAL INC.

Notice of 2008

Annual Meeting of

Shareholders and

Proxy Statement

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING

PROXY STATEMENT

INTRODUCTION	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT	3

PROPOSAL #1: ELECTION OF DIRECTORS	5

PROPOSAL #2: INCREASE IN SHARES AUTHORIZED	7

PROPOSAL #3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	8

CORPORATE GOVERNANCE	9

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	12
Summary Compensation Table	18
Grants of Plan-Based Awards in Fiscal 2007	20
Outstanding Equity Awards at Fiscal Year-End 2007	21
Option Exercises and Stock Vested in Fiscal 2007	22
Pension Benefits as of Fiscal 2007	23
Nonqualified Deferred Compensation During Fiscal 2007	25
Potential Payments Upon Termination or Change-in-Control at
Fiscal 2007 Year-End	27
Director Compensation	31
Other Matters Relating to Executive Compensation	33
Human Resources and Nominating Committee Report	35
Equity Compensation Plan Information	36
Related Party Transactions	37

AUDIT COMMITTEE REPORT	38

AUDITORS, AUDIT FEES AND AUDITOR INDEPENDENCE	39

OTHER INFORMATION	40

JOY GLOBAL INC.

100 East Wisconsin Avenue, Suite 2780

Milwaukee, Wisconsin 53202

NOTICE OF ANNUAL MEETING

The annual meeting of shareholders of Joy Global Inc. will be held in the Tenant Conference Center, 100 East Wisconsin Avenue, Suite 1660, Milwaukee, Wisconsin, on Tuesday, March 4, 2008 at 8:00 a.m. for the following purposes:

1.	To elect eight persons to the corporation's Board of Directors;

2.	To vote on a proposal to approve an amendment to the corporation’s Amended and Restated Certificate of Incorporation increasing its authorized common stock from 150,000,000 to 400,000,000 shares;

3.	To ratify the appointment of Ernst & Young LLP as the corporation’s independent registered public accounting firm; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on January 9, 2008 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote will be available at the corporation's headquarters at least 10 days prior to the meeting and may be inspected during business hours by any shareholder for any purpose germane to the meeting.

Whether or not you plan to attend the meeting, we urge you to mark, date and sign the enclosed proxy card and return it promptly so that your shares will be voted at the meeting in accordance with your instructions.

By order of the Board of Directors,

Sean D. Major

Executive Vice President,

General Counsel and Secretary

January 23, 2008

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Joy Global Inc., a Delaware corporation, for use at the 2008 annual meeting of shareholders to be held in the Tenant Conference Center, 100 East Wisconsin Avenue, Suite 1660, Milwaukee, Wisconsin, on Tuesday, March 4, 2008 at 8:00 a.m. and at any adjournment or postponement of the annual meeting. The proxy statement, proxy card and annual report are being mailed to shareholders on or about January 23, 2008.

Proxies

Properly signed and dated proxies received by the corporation's Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction: FOR the election to the Board of Directors of the persons nominated by the Board; FOR the proposal to increase the number of authorized shares of common stock; FOR the ratification of the appointment of the independent auditor; and in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting.

Any proxy may be revoked by the person executing it for any reason at any time before the polls close by filing with the corporation's Secretary a written revocation or duly executed form of proxy bearing a later date or by voting in person at the meeting. The Board of Directors has appointed an officer of American Stock Transfer & Trust Company, transfer agent for the corporation's common stock, $1.00 par value per share (the "Common Stock"), to act as an independent inspector at the annual meeting.

Record Date, Shares Outstanding and Quorum

Shareholders of record of Common Stock at the close of business on January 9, 2008 (the "Record Date") are entitled to vote on all matters presented at the annual meeting. As of the Record Date, 108,166,396 shares of Common Stock were outstanding and entitled to vote at the annual meeting. Each such share is entitled to one vote.

To be effective, a matter presented for a vote of shareholders at the annual meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the annual meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the annual meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares represented at the meeting may adjourn the meeting from time to time without further notice.

Because the election of directors (Proposal 1) and the ratification of the appointment of Ernst & Young LLP as the corporation’s independent registered accounting firm (Proposal 3) are routine proposals, if you hold your shares in “street name” and do not give your broker or nominee instructions as to how to vote your shares with respect to these proposals, your broker or nominee will have discretionary authority to vote your shares under applicable rules. Because approval of the

1

increase in authorized shares (Proposal 2) is a non-routine proposal, if you hold your shares in “street name” and do not give your broker or nominee instruction as to how to vote your shares with respect to this proposal, under applicable rules your broker or nominee will not have discretionary authority to vote your shares, in which case such shares will be considered a broker non-vote with respect to such proposal.

Required Vote

Proposal 1: Election of Directors. Directors are elected by plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (eight at the annual meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote, or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2: Increase in Shares Authorized. The affirmative vote of two-thirds of the shares entitled to vote at the annual meeting is required to approve the amendment of our Amended and Restated Certificate of Incorporation authorizing the increase from 150,000,000 to 400,000,000 in authorized shares of Common Stock. Abstention and broker non-votes on this proposal will have the same effect as a vote against the proposal.

Proposal 3: Ratification of the appointment of Ernst & Young LLP as the corporation’s registered independent public accountants for fiscal 2008. The affirmative vote of a majority of the shares present and voting at the meeting is required to ratify the appointment of Ernst & Young LLP as the corporation’s registered independent public accounting firm for the fiscal year ending October 31, 2008. Accordingly, any shares present and not voted (whether by broker non-vote, abstention or otherwise) will have no impact on the vote.

2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of Common Stock as of January 11, 2008 by any person known to the corporation to own beneficially more than 5% of its Common Stock, each of the persons nominated for election as directors, each of the executive officers named in the Summary Compensation Table, and the corporation's executive officers and directors as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name and Address of Beneficial Owner	Shares Owned (1)	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	9,685,480(2)	9.0.%

Neuberger Berman Inc. 605 Third Avenue New York, New York 10158	8,252,135(3)	7.6%

Atlantic Investment Management, Inc. 666 Fifth Avenue New York, New York 10103	5,655,717(4)	5.2

John Nils Hanson	603,031(5)	*
Michael W. Sutherlin	243,868	*
Steven L. Gerard	16,950	*
Ken C. Johnsen	-	*
Gale E. Klappa	-	*
Richard B. Loynd	23,500	*
P. Eric Siegert	33,750	*
James H. Tate	2,250	*
James H. Woodward, Jr.	10,000	*
Donald C. Roof	16,879	*
Edward L. Doheny II	19,200	*
Mark E. Readinger	139,960	*
Dennis R. Winkleman	49,368	*
All executive officers and directors as a group (14 persons)	1,163,756	1.1%
* Less than 1%

(1)

The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. Accordingly, it includes (A) shares of Common Stock that are issuable upon the exercise of stock options exercisable at or within 60 days after January 11, 2008 and (B) shares or deferred stock units to be received upon the vesting of restricted stock units within 60 days after January 11, 2008. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

3

Includes the following number of shares the respective director or executive officer beneficially owns with his spouse: Mr. Hanson, 366,443; Mr. Roof, 16,879; Mr. Readinger, 17,850; and Mr. Winkleman, 23,915.

Includes 5,000 stock options exercisable by an executive officer not named in the Summary Compensation Table.

None of the shares shown as owned by directors or executive officers have been pledged as security.

Includes the following number of shares with respect to which the respective director or executive officer has the right to acquire beneficial ownership:

Name	Number of shares
Mr. Hanson	236,588
Mr. Sutherlin	210,997
Mr. Loynd	15,000
Mr. Siegert	33,750
Mr. Woodward	10,000
Mr. Roof	-
Mr. Doheny	19,200
Mr. Readinger	122,110
Mr. Winkleman	25,453
All executive officers and directors as a group	678,098

The amounts above include (1) shares such person or group may acquire upon exercise of stock options exercisable within 60 days of January 11, 2008; (2) shares such person or group has a right to acquire upon settlement of deferred stock units; and (3) shares to be distributed to such person or group upon settlement of restricted stock units within 60 days after January 11, 2008 (or deferred stock units that are expected to be credited to such person in lieu of such share distribution).

(2)

Based on information contained in a Schedule 13G that Wellington filed with the Securities and Exchange Commission on February 14, 2007. The Schedule 13G states that Wellington has shared voting power over 6,946,250 shares and shared investment power over all of the shares reflected above.

(3)

Based on information contained in a Schedule 13G/A that Neuberger Berman Inc. filed with the Securities and Exchange Commission on February 13, 2007. The Schedule 13G/A states that Neuberger Berman Inc. has sole voting power over 232,628 shares, shared voting power over 7,243,880 shares and shared investment power over all of the shares reflected above.

(4)

Based on information contained in a Schedule 13D that Atlantic Investment Management, Inc. filed with the Securities and Exchange Commission on August 17, 2007. The Schedule 13G/A states that Atlantic Investment Management, Inc. has sole voting and investment power over 5,655,717 shares.

(5)	Includes 50,000 shares of Common Stock Mr. Hanson gifted in December 2007 to the Hanson Family Foundation of which Mr. Hanson is a trustee.

4

PROPOSAL #1: ELECTION OF DIRECTORS

The Board of Directors consists of eight members. All members of the Board of Directors are elected by the holders of Common Stock at each annual meeting. The following table shows certain information, including principal occupation and recent business experience for each of the eight individuals nominated by the Board of Directors for election at the 2008 annual meeting. All of the nominees are presently directors whose terms expire in 2008 and who are nominated to serve terms ending at the annual meeting in 2009 or until their successors are duly elected and qualified. If for any unforeseen reason any of these nominees should not be available for election, the proxies will be voted for such person or persons as may be nominated by the Board of Directors. Each of the current members of the Board of Directors, other than Mr. Klappa and Mr. Sutherlin, was selected by the Creditors Committee in 2001 in connection with the corporation’s emergence from bankruptcy.

		Director Since
Steven L. Gerard	Chairman and Chief Executive Officer of CBIZ, Inc., a leading provider of integrated business services and products headquartered in Cleveland, Ohio, since 2000. Mr. Gerard is also a director of Lennar Corporation. He is 62.	2001

John Nils Hanson	Chairman of the corporation. Mr. Hanson was Chairman, President and Chief Executive Officer of the corporation from 2000 to 2006. He has been an officer of the corporation since 1995 and a director since 1996. Mr. Hanson is also a director of Arrow Electronics, Inc. He is 66.	1996

Ken C. Johnsen	Director and Chief Executive Officer of Sweetwater Technologies, a privately owned producer and distributor of water treatment chemicals. Director of Amerityre Corporation, where he served as President from 2006 to 2007. He was a member of the Cox Group, a residential and commercial real estate firm, from 2005 to 2006 and President and Chief Executive Officer of Geneva Steel Holdings Corp. from 2001 to 2005. He is 49.	2001

Gale E. Klappa	Chairman, President and Chief Executive Officer of Wisconsin Energy Corporation, a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses. Prior to joining Wisconsin Energy in 2003, he was executive vice president, chief financial officer and treasurer of Southern Company in Atlanta. He is 57.	2006

Richard B. Loynd	Chairman of the Executive Committee and former Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc., the largest home furniture manufacturer in the United States. He is 80.	2001

P. Eric Siegert	Managing Director of Houlihan Lokey Howard & Zukin, an international investment banking firm. Mr. Siegert is also a director of Alabama River Group, Inc. He is 42.	2001

5

		Director Since
Michael W. Sutherlin	President and Chief Executive Officer and a director of the corporation since 2006. He was Executive Vice President of the corporation and President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. He is also a director of Tesco Corporation. He is 61.	2006

James H. Tate	Independent consultant. From 2005 to 2006, he was Executive Vice President, Chief Administrative Officer and Chief Financial Officer of TIMCO Aviation Services, Inc. Mr. Tate was an independent consultant from 2004 to 2005 and from 1995 to 2004 he was Senior Vice President and Chief Financial Officer of Thermadyne Holdings Corporation, a manufacturer of welding and cutting equipment. He is 60.	2001

6

PROPOSAL #2: INCREASE IN SHARES AUTHORIZED

Shareholders are being asked to approve an amendment to the corporation’s Amended and Restated Certificate of Incorporation increasing its authorized Common Stock from 150,000,000 to 400,000,000 shares.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF PROPOSAL #2 TO APPROVE THE AMENDMENT.

The Board of Directors has determined that it is advisable to increase the number of shares of Common Stock that the corporation is authorized to issue from 150,000,000 to 400,000,000, and has voted to recommend that the corporation’s shareholders adopt an amendment to our Amended and Restated Certificate of Incorporation effecting the proposed increase. The amendment proposes to delete the first paragraph of Article 4(a) of the Amended and Restated Certificate of Incorporation and replace it in its entirety with the following:

(a)         The number of shares which the Corporation shall have the authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:

Class	Series (if any)	Number of Shares	Par Value Per Share
Preferred	To be issued in series	5,000,000	$1.00
Common	None	400,000,000	$1.00

As of January 11, 2008, approximately 108.2 million shares of our Common Stock were issued and outstanding and approximately an additional 3.7 million shares were reserved for issuance in satisfaction of outstanding employee and director equity awards. Accordingly, approximately 38.1 million shares of our Common Stock are currently available for future issuance.

The Board of Directors believes it continues to be in the corporation’s best interest to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time at the discretion of the Board of Directors in connection with stock splits or dividends, possible acquisitions of other companies, future financings, investment opportunities or for other corporate purposes is desirable in order to avoid repeated separate amendments to our Amended and Restated Certificate of Incorporation and the delay and expense of holding special meetings of shareholders to approve such amendments. Other than shares of Common Stock that we may issue pursuant to equity awards we have previously granted or may in the future grant under our 2007 Stock Incentive Plan, we currently have no specific understandings, arrangements or agreements that would require us to issue new shares of Common Stock. Management believes, however, that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

We will not solicit further authorization by vote of the shareholders for the issuance of the additional shares of Common Stock proposed to be authorized, except as required by law, regulatory authorities or rules of the Nasdaq Stock Market or any other stock exchange on which our shares may then be listed. The issuance of additional shares of Common Stock could have the effect of diluting earnings per share, book value per share and voting power. Our shareholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of our securities.

7

PROPOSAL #3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors seek an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP (E&Y) as the corporation‘s Independent Registered Public Accounting Firm (independent auditor) for fiscal 2008.

E&Y has been the corporation’s independent auditor since fiscal 2002. For additional information regarding the corporation’s relationship with E&Y, please refer to the Audit Committee Report on page 38 and the Audit Fees disclosure on page 39.

If the shareholders do not approve the appointment of E&Y as independent auditor for fiscal 2008, the adverse vote will be considered a direction to the Audit Committee to consider other auditing firms for fiscal 2009. However, the Audit Committee will still have discretion to determine who to appoint for fiscal 2009 and, due to the difficulty in making a substitution of auditing firms so long after the beginning of the current fiscal year, the appointment for fiscal 2008 will stand unless the Audit Committee finds other good reason for making a change.

Representatives of E&Y will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF PROPOSAL #3 TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT AUDITOR FISCAL 2008.

8

CORPORATE GOVERNANCE

Board of Directors Structure and Operations

The Board of Directors is responsible for the oversight of the management and direction of the corporation and for establishing broad corporate policies. The Board’s approach to corporate governance is reflected in the corporation’s Corporate Governance Principles and structure of committees that operate under written charters. The Corporate Governance Principles and charters for the Board’s three standing committees – Audit, Human Resources and Nominating, and Executive – may be viewed on the corporation’s website: www.joyglobal.com.

Currently the Board is comprised of eight directors. The Board of Directors has determined that all directors other than Mr. Hanson and Mr. Sutherlin are independent under Nasdaq listing standards.

Meetings

The Board of Directors held seven meetings during fiscal 2007. Each of the directors attended at least 85% of the Board meetings and committee meetings of which he was a member held during the fiscal year.

All directors are expected to attend the 2008 annual meeting and all directors attended the 2007 annual meeting either in person or by telephone.

Communications

Shareholder communications intended for the Board of Directors, a committee of the Board, or for particular directors (other than shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and communications made in connection with such proposals) may be sent in care of the corporation's Secretary at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202. The Secretary will forward all such communications to the Board of Directors, the applicable committee, or to particular directors as requested.

Committees

The Board's standing committees consist of the Audit Committee, the Human Resources and Nominating Committee, and the Executive Committee. In addition, the Board may from time to time authorize additional ad hoc committees, including pricing committees with respect to financial transactions.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are James H. Tate (Chair), Gale E. Klappa and P. Eric Siegert. The Board of Directors has determined that Messrs. Tate and Klappa are audit committee financial experts, and each is independent, within the meaning of the Securities and Exchange Commission rules. The Board of Directors has also determined that all members of the Audit Committee are independent under Rule 4200(a)(15) of Nasdaq's listing standards.

The Audit Committee has the sole authority to appoint and replace the independent auditor and is directly responsible for the compensation and oversight of the independent auditor. The Audit

9

Committee met five times during fiscal 2007. The primary function of the Audit Committee is to oversee:

(1)	the integrity of the financial statements of the corporation;
(2)	the independent auditor's qualification and independence;
(3)	the performance of the corporation's internal audit function and the independent auditors; and
(4)	the compliance by the corporation with legal and regulatory requirements.

Human Resources and Nominating Committee

Current members of the Human Resources and Nominating Committee are Richard B. Loynd (Chair), Steven L. Gerard and Ken C. Johnsen. The Human Resources and Nominating Committee met four times during fiscal 2007. The Board of Directors has determined that all members of the Human Resources and Nominating Committee are independent under Rule 4200(a)(15) of Nasdaq's listing standards.

The primary functions of the Human Resources and Nominating Committee are to:

(1)	develop and recommend to the Board corporate governance principles;
(2)	review management staffing and make recommendations to the Board;
(3)	review and approve management compensation programs;
(4)	administer the corporation's equity and incentive compensation plans;
(5)	evaluate the Board and management;
(6)	evaluate Board practices and make recommendations to the Board;
(7)	develop and recommend qualifications for directors to the Board;
(8)	manage a process for identifying and evaluating director nominees;
(9)	evaluate and recommend to the Board director nominees; and
(10)	develop and recommend to the Board director compensation programs.

The Human Resources and Nominating Committee will consider director candidates recommended by the corporation's shareholders. Recommendations should be directed to the Committee in care of the corporation's Secretary. Under the corporation's bylaws, shareholder nominations of directors must be received by the corporation at its principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, not less than 90 days before the 2008 meeting and any such nominations must contain the information specified in the corporation's bylaws.

In fiscal 2004 the Human Resources and Nominating Committee and the Board of Directors adopted a list of qualifications that a director of the corporation should have. These characteristics include:

(1)

the education, breadth of experience, and current insights necessary to comprehend the strategic plans and goals of the corporation and provide oversight of management's accomplishment of those plans and goals;

10

(2)	a history of conducting his or her professional and personal affairs with the utmost integrity and observing the highest standards of values, character and ethics; and
(3)

a willingness to invest the time necessary to prepare for Board and committee meetings, to attend Board and committee meetings, to be present at annual shareholder meetings, and to be available for consultation with other directors and executive management.

The Committee also believes that it is desirable for all non-employee directors to be able to satisfy the criteria for independence established by the Securities and Exchange Commission and Nasdaq listing standards. However, with respect to Mr. Hanson, who retired on February 1, 2007 and served as our Chief Executive Officer from 1999 to 2006, the Committee has determined that it is for the time being in the corporation’s best interest for him to serve as a director and Chairman despite the fact that he is not able to satisfy such independence criteria.

The Human Resources and Nominating Committee and the Board of Directors have also developed procedures for identifying and evaluating persons recommended to be nominated for election as directors, including nominees recommended by shareholders. Under these procedures, the Committee will, among other things:

(1)	review the qualifications and performance of incumbent directors to determine whether the Committee recommends that they be nominated for a further term;
(2)

investigate and review the backgrounds and qualifications of candidates recommended by shareholders, management or other directors to determine their eligibility to be nominated to become directors under the corporation's list of qualifications for directors and Corporate Governance Principles;

(3)	consider the appropriateness of adding additional directors to the Board; and
(4)	interview candidates for nomination.

Executive Committee

Current members of the Executive Committee are Richard B. Loynd (Chair), John Nils Hanson, Gale E. Klappa, P. Eric Siegert and Michael W. Sutherlin. The primary functions of the Executive Committee are to consider proposals to:

(1)	modify the corporation's capital structure;
(2)	acquire or divest businesses;
(3)	make significant investments; or
(4)	enter into strategic alliances.

In addition, the Executive Committee may act upon a matter when it determines that prompt action is in the best interest of the corporation and it is not possible or necessary to call a meeting of the full Board. The Executive Committee met once during fiscal 2007.

11

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses our compensation policies and arrangements that are applicable to the named executive officers (NEOs) appearing in the Summary Compensation Table below. Our named executive officers consist of:

•	Michael W. Sutherlin, our current Chief Executive Officer;
•	John N. Hanson, who served as our Chief Executive Officer until December 26, 2006;
•	James H. Woodward, Jr., our current Chief Financial Officer;
•	Donald C. Roof, who served as our Chief Financial Officer until April 18, 2007; and
•

Edward L. Doheny II, Mark E. Readinger, and Dennis R. Winkleman, who were the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, in fiscal 2007.

Compensation Objectives and Process

Executive Compensation Philosophy

Our goal is to attract and retain experienced and talented executive officers and to motivate them to achieve financial and strategic objectives that are aligned with the long-term creation of shareholder value. We believe that our executive officers should receive compensation that is competitive with other manufacturing companies of comparable size or complexity and that actual realized pay should vary above or below the target compensation opportunity based on performance against key operating goals as well as changes in the corporation’s share price. The objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance with above-average pay, and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership in alignment with the interests of other shareholders.

The Human Resources and Nominating Committee

Our board of director’s Human Resources and Nominating Committee (the Committee) serves as our compensation committee and is charged with overseeing and administering all compensation actions related to our named executive officers. The Committee’s charter permits the Committee to delegate authority to the Committee chair or to a subcommittee.

The Committee is specifically authorized in its charter to retain external legal, accounting or other advisors and consultants at the corporation’s expense. The Committee has retained Frederic W. Cook & Co. (FW Cook) as its executive compensation consultant. Among other tasks assigned by the Committee, FW Cook typically:

•	Prepares an annual presentation on the competitiveness of compensation to be paid to our CEO and other named executives;

•	Reviews the Committee’s proposed compensation decisions affecting our named executive officers;

•	Reviews presentations on executive compensation and benefits to be delivered to the Committee;

12

•	Assists in the design of variable incentive plans and indirect components of the total compensation program, as described in detail below; and

•	Advises the Committee of their opinions and conclusions regarding the presentations and issues before the Committee.

The CEO and Executive Vice President, Human Resources work with internal resources and the corporation’s compensation consultant, FW Cook, to design programs, implement Committee decisions, recommend amendments to existing, or the adoption of new, compensation and benefits programs and plans applicable to executive officers as well as to prepare necessary briefing materials for the Committee’s review as part of its decision-making process.

Compensation Process

The Committee annually reviews the corporation’s compensation structure and programs; retirement, benefit and severance programs; and management succession plans. The Committee also annually reviews the role of the CEO in the corporation’s performance, his role in advancing the strategic objectives of the corporation, and other factors relating to his individual performance during the year, as well as to establish performance objectives and targets for the coming year.

The annual compensation process concludes at the Committee’s first meeting of the fiscal year (normally held between mid-November and early December), when it preliminarily evaluates the corporation’s performance against targets for the just-concluded performance periods, and preliminarily determines the associated corporate performance payout components, determines awards earned by executive officers under the corporation’s annual incentive program for the previous fiscal year, and establishes target compensation for executive officers for the upcoming year.

Before the Committee makes the foregoing determinations, the CEO provides his recommendations to the Committee on compensation actions for all executive officers, other than himself. The CEO and the Committee also discuss the CEO’s assessment of the performance of our executive officers and any other factors that the CEO believes the Committee should consider. The Committee reviews benchmarking data for similarly situated executives at a peer group consisting of publicly-held manufacturing companies of comparable size or complexity compiled by FW Cook, which is supplemented with data from third-party surveys. The peer group consists of the following manufacturing companies:

•Astec Industries	•Illinois Tool Works
•Bucyrus International Inc.	•Ingersoll-Rand
•Columbus McKinnon	•Manitowoc
•Dover	•NACCO Industries
•Harsco	•Terex

With respect to our CEO, the Committee, with the input of FW Cook, reviews a range of salary adjustments, incentive plan payouts for the most recently concluded one- and three-year performance periods, and recommended targets for the upcoming one- and three-year performance periods based upon benchmarking studies for other CEOs within our peer group for benchmarking purposes. Our compensation programs for executives take into account marketplace compensation for executive talent, internal equity with our employees, past practices of the corporation, corporate, business unit and individual results and the talents, skills and experience of our individual executive officers.

13

The Committee begins by establishing target levels of total compensation for our executive officers for a given year. The targets take into account and reflect the considerations discussed in more detail below, including the use of peer benchmarking, internal pay equity and salary grade structure. Once an overall target compensation level is established, the Committee considers the weighting of each of our principal components of compensation (base salary, annual bonus, stock options, performance shares and restricted stock units) within the intended total target compensation.

Generally, our programs are designed to increase the proportion of performance-based or “at-risk” pay as a percentage of total compensation as an executive’s responsibilities increase because we believe that our senior executives have more opportunity to affect the performance of the corporation that such senior officers should be held most accountable for results, and that overall corporation performance will be enhanced by ensuring that a larger portion of the compensation opportunity provided to the most senior officers is tied to the performance of the corporation.

At the beginning of each performance period, the Committee establishes, in consultation with management, and in consideration of the annual budget and long-term strategic plan approved by the full Board of Directors, performance criteria for the corporation. At the conclusion of a performance period, our performance is measured under the pre-established criteria for such program. We utilize multiple measures of performance under our programs to ensure that no single aspect of performance is rewarded in isolation among the various performance criteria affecting shareholder value. In fiscal 2007, we utilized the following measures of overall corporation performance in evaluating performance-based compensation:

•	Return on average working capital
•	EBIT (earnings before interest and taxes) margin
•	Cumulative cash flow

We have not entered into employment agreements with any of our named executive officers that determine the amount of their annual compensation. All compensation for these officers is set by the Committee as described above.

Components of Executive Compensation

Our executive compensation program has five principal components that are intended, collectively, to compensate and create incentives for our executives with respect to past, current and future performance. These five principal components are: base salary; annual cash incentives and awards of stock options; performance shares; and restricted stock units. In addition to these principal components, we also provide our executives with retirement, health and other personal benefits as described below.

Salary. Base salary is an important component of our executive compensation program, and is intended to provide our executive officers with a level of stable income that is competitive within our peer group. There are also motivational and reward aspects to base salary, as base salary can be adjusted from year to year to account for considerations such as individual performance and time in position. Base salary is also a factor in determining the amount of awards under, and eligibility to participate in, many of our compensation and benefits arrangements. The Committee establishes base salaries for our named executive officers annually at its first meeting of the fiscal year. Salaries are benchmarked against peer group survey data for other executive officer benchmark positions. The competitive objective for the salary range midpoint is the 50th percentile of market data for companies in our peer group.

14

Cash Bonuses. We establish annual cash bonus incentives for our executives and managers to achieve selected financial, strategic and other business goals. This plan is intended to link employee pay to the performance of the business and reward employees for improvements in profitability and asset utilization.

Two-thirds of the annual cash bonus opportunity is based on performance measured against target levels of return on average working capital (ROAWC), which the plan defines as operating profit less book taxes (at a predetermined tax rate of 35%), divided by average working capital. Average working capital is the average of month-end balances during the performance period. Working capital is equal to current assets minus current liabilities, but excluding cash balances, the current portion of long-term debt and income tax assets and liabilities. Upon satisfaction of the ROAWC performance targets, the remaining one-third of the annual cash bonus opportunity is available based on performance by individual executives and managers against a variety of individual performance goals and objectives established early in the fiscal year and aligned with the corporation’s overall business plans. Individual objectives for named executive officers consist of non-financial goals such as leadership development, operational excellence, and business or function-specific operational goals. The degree of difficulty in achieving the individual goals varied.

For fiscal 2007, the ROAWC performance metrics for our cash incentive plan ranged from 46% to 66%, with the minimum and target performance levels varying among the P&H Mining Equipment, Joy Mining Machinery and Joy Global business units. The payout factors for these business units’ metrics were 0.49x, 0.01x and 0.15x, respectively, reflecting a stronger ROAWC performance in our P&H unit than in our Joy Mining unit and the corresponding blended result at Joy Global.

In fiscal 2007 the payout factors for the remaining one-third of the incentive opportunity varied among executives and managers based upon the Committee’s assessments of their performance against the individual performance goals and objectives.

Stock Options. The Committee believes that stock options are an important component of a sound compensation program for executive officers to align management’s interests with those of our stockholders. Stock options were granted to 125 employees, including executive officers, in fiscal 2007. The Committee determined the number of stock options to grant to each executive officer after consultation with FW Cook and based upon our philosophy of using stock-based incentive programs to align management and shareholder interests and build executive stock ownership. Except for initial grants to new employees on their first day of employment, stock options are generally granted annually in the first quarter of the fiscal year on the day that the Committee meets to make most of its annual compensation decisions, and the exercise price for such options is the closing market price on the day the Committee meets. Since 2005, the Committee has consistently granted stock options at its first meeting of the fiscal year, which has typically taken place between mid-November and early December. In the case of new hires, option grants are made on the date of commencement of employment or the date of Committee approval, whichever is later.

Performance Shares. The Committee grants performance shares in order to provide executive officers and other senior management with long-term incentives to improve the quality of earnings. The Committee believes that the performance share award program serves as a powerful retention tool and motivates senior management to attain performance levels linked to long-term returns for our shareholders. Performance shares were granted to 29 executive officers and other senior managers in fiscal 2007. As with our stock options, these were granted at the Committee’s first regularly scheduled meeting of fiscal 2007. For the performance shares granted in fiscal 2007, the performance measure for awards was EBIT margin (i.e., our cumulative earnings before interest and taxes for the award cycle divided by our cumulative consolidated net sales for the award cycle). The Committee,

15

with the assistance of the CEO, determines performance objectives and sets the baseline number of shares to be awarded based on attainment. In establishing this baseline, the Committee considers the scope of the duties performed by the executive, as well as compensation relative to our other employees and for comparable positions within our peer group.

Performance shares are determined to be earned and awarded at the end of a three-year fiscal cycle. The award cycle for performance shares granted during fiscal 2007 is the three year period concluding at the end of fiscal 2009. The following are the threshold, target and maximum performance levels for the fiscal 2007 performance share grants:

	EBIT Margin	Payout
Threshold	17.0%	50%
Target	18.5%	100%
Maximum	20.0%	150%

Restricted Stock Units. The Committee believes that restricted stock unit grants play an important role in retaining our senior management and facilitating the accumulation of a significant ownership stake in the corporation. Restricted stock units were granted to 19 executive officers and other senior managers in fiscal 2007. These restricted stock units vest in three equal annual installments on the third, fourth and fifth anniversaries of the grant date. As with our stock options and performance shares, for all named executive officers then employed by us, these were granted at the Committee’s first regularly scheduled meeting of fiscal 2007.

Retirement Plans. Executive officers participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all U.S. salaried employees. The plans are designed to provide replacement income upon retirement. We target our overall benefits to be competitive with median levels at leading manufacturing companies (a group which is somewhat broader than the compensation peer group used for pay comparisons). These benefits consist of:

•	annual accruals under our defined benefit pension plans (for employees starting before

May 1, 2005);

•	annual contributions to retirement savings plans (for employees starting on or after

May 1, 2005); and

•	annual matching contributions to retirement savings plans (for all employees).

Both our defined benefit pension program and our defined contribution retirement savings program include supplemental plans for our executives, which allow us to provide benefits comparable to those that would be available under our tax-qualified plans if Federal income tax rules applicable to retirement benefits did not include limits on covered compensation and benefits under tax-qualified plans. The supplemental plans restore benefits that would otherwise be available under the tax-qualified plans in which all of our U.S. salaried employees are eligible to participate. The supplemental plans use the same benefit formulas as our broad-based tax-qualified plans, and use the same types of compensation to determine benefit amounts. Amounts earned under long-term incentive programs are not included when determining retirement benefits for any employee (including executives). We do not pay above-market or preferential interest or dividend rates under any of our programs.

16

Perquisites. We provide our executive officers with the following perquisites to support the attraction of retention of executive talent:

•

Company car. We pay the cost of a leased vehicle, up to $1,300 per month (or $1,400 in the case of the Chief Executive Officer), and reimburse the executive officer for the cost of gasoline, routine maintenance and replacement of normal wear-and-tear items. The imputed income is grossed up for tax purposes.

•

Club membership. We reimburse executive officers for the initiation fees and annual or monthly dues for belonging to either an appropriate country club or social club. We also reimburse the annual membership costs for one airline club.

•	Home office. We reimburse executive officers for reasonable costs associated with a home office, including fax machines and telephone charges, a laptop computer and a cellular telephone.

•	Annual physical exam. We reimburse executive officers for the cost of an annual executive physical and health screening to the extent these charges are not covered by medical insurance.

•	Financial planning and tax preparation. We reimburse executive officers for the cost of annual tax preparation and reasonable financial and estate planning.

Determining Composition of Compensation

We target a total compensation mix for executive officers that is designed to attract, motivate and retain experienced and talented executives who are capable of achieving the corporation’s short-term and long-term strategic and financial objectives, thereby increasing shareholder value.

Using benchmark data provided by FW Cook at the beginning of fiscal 2007, cash compensation opportunity (i.e. salary plus annual cash incentive) is targeted between the median and 75th percentile. Using these same benchmarks, the Committee determined that the grant date value of equity awards should, in the aggregate, approximate 1.5 times cash compensation for Mr. Sutherlin as the incoming Chief Executive Officer and should approximate 1 times cash compensation for the other named executive officers who would not be retiring or otherwise departing in fiscal 2007.

Of the compensation attributable to equity awards, the Committee determined that for Mr. Sutherlin and the other named executive officers who were not expected to retire or otherwise depart in fiscal 2007, approximately 50% of the grant date value of compensation should be derived from stock options, 25% from performance shares, and 25% from restricted stock units. These percentages create a balance between short and long term performance, align executive officers’ interests with those of the shareholders, and facilitate retention of key talent.

The overall mix of compensation reflects that the Committee intends for named executive officers to have the highest percentage of their total compensation opportunity at risk, and in particular, subject to the long-term performance of the corporation and changes in shareholder value.

17

Summary Compensation Table

Name and principal position	Year	Salary	Bonus (1)	Stock awards (2)	Option awards (2)	Non-equity incentive plan compensation (3)	Change in pension value and nonqualified deferred compensation earnings (4)	All other compensation (5)	Total ($)
Michael W. Sutherlin Chief Executive Officer (6)	2007	$676,795	-	$1,650,000	$2,056,500	$54,146	$1,314,258	$188,103	$5,939,802
John Nils Hanson Chairman (7)	2007	$315,600	-	$1,106,250	-	$23,472	$3,766,190	$94,336	$5,305,848
James H. Woodward, Jr. Chief Financial Officer (8)	2007	$351,346	-	$462,300	$468,000	$27,001	-	$87,785	$1,396,432
Donald C. Roof Former Chief Financial Officer (9)	2007	$274,292	-	-	-	$24,845	$2,249,312	$9,938	$2,558,387
Edward L. Doheny II President of Joy Mining Machinery	2007	$428,077	$4,452	$346,500	$378,396	$13,356	-	$231,407	$1,402,188
Mark E. Readinger President of P&H Mining Equipment	2007	$373,667	-	$305,250	$329,040	$86,990	$797,320	$43,975	$1,936,242
Dennis R. Winkleman Executive Vice President, Human Resources	2007	$287,500	$2,813	$247,500	$246,780	$21,563	$107,000	$47,456	$960,612

(1)

The amounts shown in this column represent additional bonuses paid at the discretion of the Human Resources and Nominating Committee of our Board of Directors, over and above the amounts earned by meeting the performance measures in our annual cash incentive plan.

(2)

Stock awards consist of performance awards and restricted stock unit awards. All assumptions made in the valuation of stock awards and option awards are discussed in Note 11 to our consolidated financial statements included in our annual report on Form 10-K. As a result of Mr. Hanson’s retirement effective February 1, 2007, he forfeited 123,175 unvested stock options previously granted to him. In addition, although the performance share awards previously granted to him were not forfeited, his entitlement under these awards was reduced. For a discussion of the treatment of performance shares upon retirement, see footnote 8 to the Potential Payments Upon Termination or Change-in-Control at Fiscal 2007 Year-End table on page 28. Mr. Roof forfeited 21,150 unvested restricted stock units and 39,075 unvested stock options previously granted to him as a consequence of his termination effective June 15, 2007.

(3)

All amounts shown represent earnings for services performed during the fiscal year under our annual cash incentive plan described on page 15 except that 30% of the award for Messrs. Doheny and Readinger were based on the payout factor for Joy Global Inc., while 70% of the award was based on the payout factors of Joy Mining Machinery and P&H Mining Equipment, respectively. None of the named executive officers had any earnings on outstanding awards for any prior fiscal years.

18

(4)

The amounts shown represent the change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans as well as above-market earnings on nonqualified deferred compensation.

Change in pension value and nonqualified deferred compensation earnings
Executive officer	Change in actuarial pension value	Above-market earnings on nonqualified deferred compensation
Mr. Sutherlin	$159,000	$1,155,258
Mr. Hanson	$1,907,000	$1,859,190
Mr. Woodward	-	-
Mr. Roof	$64,000	$2,185,312
Mr. Doheny	-	-
Mr. Readinger	$109,000	$688,320
Mr. Winkleman	$107,000	-

(5)	The amounts reported in this column for 2007 include the following amounts:

Perquisites
Executive Officer	Country Club Dues	Car Expense	Tax Reimbursement	Relocation Expense	Physical Exams	Consulting Fees (financial, tax, and estate advice)	Life Insurance Premiums
Mr. Sutherlin	$6,545	$14,420	$81,260	$79,423	$200	$6,255	-
Mr. Hanson	$6,376	$3,442	$11,593			$5,425	$67,500
Mr. Woodward	$1,442	$10,620	$37,923	$37,800		-	-
Mr. Roof	-	$5,645	$4,293			-	-
Mr. Doheny	$56,305	$15,140	$89,809	$70,153		-	-
Mr. Readinger	$9,356	$15,622	$18,997			-	-
Mr. Winkleman	$5,034	$18,356	$20,501			$3,565	-

(6)

Mr. Sutherlin became President and Chief Executive Officer on December 26, 2006. Prior to that date, he was Executive Vice President of the corporation and Chief Executive Officer of Joy Mining Machinery.

(7)

Until December 26, 2006, Mr. Hanson was also our President and Chief Executive Officer. The amounts shown above include compensation that Mr. Hanson earned for serving as Chairman and non-executive director, which consisted of $120,000 in fees earned or paid in cash and stock awards with an aggregate value of $1,106,250. The stock awards consist of the $75,000 in restricted stock units granted to each non-employee director, as well as an additional grant of 25,000 restricted stock units valued at $1,031,250 awarded to Mr. Hanson on November 13, 2006 in anticipation of his assumption of the role of non-executive Chairman. One third of such grant becomes non-forfeitable on March 1 in each of 2008, 2009 and 2010, provided that Mr. Hanson remains the corporation’s non-executive chairman on the applicable vesting date, and will be paid out one year after Mr. Hanson's service as a director ends.

(8)	Mr. Woodward joined us as Executive Vice President on January 22, 2007 and became our Chief Financial Officer and Treasurer on April 18, 2007.

(9)	Mr. Roof was our Executive Vice President, Chief Financial Officer and Treasurer until April 18, 2007 and continued as Executive Vice President until his departure on June 15, 2007.

19

Grants of Plan-Based Awards in Fiscal 2007

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards; number of shares of stock or units	All other options: number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Mr. Sutherlin	11/13/06 11/13/06 11/13/06 11/13/06	$0	$541,436	$1,082,872	7,500	15,000	22,500	25,000	150,000	$41.25	$618,750 $1,031,250 $2,056,500
Mr. Hanson	11/13/06 11/13/06	$0	$156,480	$312,960				25,000			$1,031,250
Mr. Woodward	1/22/07 1/22/07 1/22/07 1/22/07	$0	$270,000	$540,000	2,500	5,000	7,500	5,000	30,000	$46.23	$231,150 $231,150 $468,000
Mr. Roof	11/13/06	$0	$165,635	$331,270
Mr. Doheny	11/13/06 11/13/06 11/13/06 11/13/06	$0	$256,846	$513,692	2,100	4,200	6,300	4,200	27,600	$41.25	$173,250 $173,250 $378,396
Mr. Readinger	11/13/06 11/13/06 11/13/06 11/13/06	$0	$224,200	$448,400	1,850	3,700	5,550	3,700	24,000	$41.25	$152,625 $152,625 $329,040
Mr. Winkleman	11/13/06 11/13/06 11/13/06 11/13/06	$0	$143,750	$287,500	1,500	3,000	4,500	3,000	18,000	$41.25	$123,750 $123,750 $246,780

20

Outstanding Equity Awards at Fiscal Year-End 2007

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable (1)	Equity incentive plan awards number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares of units of stock that have not vested (2)	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (4)
Mr. Sutherlin	18,750 - - -	- 16,875 22,400 150,000		$11.78 $17.39 $30.39 $41.25	1/21/2014 11/15/2014 11/14/2015 11/13/2016	46,649	$2,618,875	31,425	$1,764,200
Mr. Hanson(5)	80,000 108,750 34,400	- - -		$11.78 $17.39 $30.39	2/01/2010 2/01/2010 2/01/2010	94,780	$5,320,949	34,220	$1,921,110
Mr. Woodward	-	30,000		$46.23	1/22/2017	5,045	$283,226	5,000	$280,700
Mr. Roof	-	-				0		12,454	$699,168
Mr. Doheny	10,000 -	20,000 27,600		$66.99 $41.25	5/01/2016 11/13/2016	9,341	$524,404	9,200	$516,488
Mr. Readinger	15,750 - - -	- 14,625 19,000 24,000		$11.78 $17.39 $30.39 $41.25	1/21/2014 11/15/2014 11/14/2015 11/13/2016	21,902	$1,229,578	17,763	$997,215
Mr. Winkleman	- - -	10,500 13,200 18,000		$17.39 $30.39 $41.25	11/15/2014 11/14/2015 11/13/2016	15,918	$893,637	13,425	$753,680

(1)	The unexercisable options shown above vest on the following schedule:

Option expiration date shown above	Vesting of options currently unexercisable
11/15/2014	All became vested on November 15, 2007
11/14/2015	One half on November 14 in each of 2007 and 2008
05/01/2016	One half on May 1 in each of 2008 and 2009
11/13/2016	One third on November 13 in each of 2007, 2008 and 2009
1/22/2017	One third on January 22 in each of 2008, 2009 and 2010

(2)

All amounts shown in this column represent restricted stock units, including additional restricted stock units earned in-kind in lieu of dividends, at the same dividend rate as outstanding shares of our common stock.

(3)	All amounts shown in this column represent performance shares.

21

(4)

The payout values shown in this column are based on achieving target performance goals for the three-year performance periods ending fiscal 2008 and fiscal 2009. Our performance for the three-year performance period ended fiscal 2007 exceeded target performance goals.

(5)	Mr. Hanson’s exercisable options expire on February 1, 2010, the three-year anniversary of his retirement as the corporation’s President and CEO.

Option Exercises and Stock Vested in Fiscal 2007

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (1) (d)	Value realized on vesting ($) (e)
Mr. Sutherlin	28,075	$746,343	15,621	$881,317
Mr. Hanson	100,000	$4,809,196	41,127	$2,287,497
Mr. Woodward	-	-	-	-
Mr. Roof	46,725	$1,906,049	14,027	$785,518
Mr. Doheny	-	-	-	-
Mr. Readinger	24,125	$823,165	13,275	$749,463
Mr. Winkleman	27,600	$794,202	9,751	$553,773

(1)	Includes restricted stock unit awards and performance shares vested in FY07.

22

Pension Benefits as of Fiscal 2007

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
Mr. Sutherlin	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	5 5	$111,000 $386,000	- -
Mr. Hanson (1)	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	11 32	$543,000 $8,763,000	$36,000 $575,000
Mr. Woodward (2)	-	-	-	-
Mr. Roof	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	6 6	$91,000 $284,000	$2,000 $7,000
Mr. Doheny (2)	-	-	-	-
Mr. Readinger	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	12 14	$222,000 $696,000	- -
Mr. Winkleman	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	10 10	$265,000 $347,000	- -

(1)

Mr. Hanson retired effective February 1, 2007. Prior to his retirement, under an arrangement approved by our compensation committee in 1999, Mr. Hanson was credited with three years of service for pension plan purposes for each year he was employed by us after June 1999. This arrangement credited Mr. Hanson with an additional 15.33 years of service and increased the present value of his accumulated benefits by $4.4 million.

(2)

Mr. Woodward and Mr. Doheny do not participate in any of our defined benefit pension plans as each of them was hired after May 1, 2005, the date on which the Joy Global Pension Plan closed to new employees.

Material terms of the plans

Our named executive officers that began their employment with us prior to May 1, 2005 participate in a number of defined benefit pension plans. These include the Joy Global Pension Plan, which is a broad-based plan qualified under the Internal Revenue Code. Non-union employees, including executive officers, hired on or after May 1, 2005 are not considered eligible employees under the Joy Global Pension Plan. Instead, these employees participate in the Joy Global Retirement Savings Plan and we contribute a fixed amount to each such employee’s plan account equal to a percentage of eligible earnings based on years of service. Employee accounts become fully vested after three years of service. In addition to these tax-qualified plans, our executive officers participate in supplemental executive retirement plans so that the annual contribution limits imposed on tax-qualified plans under the Internal Revenue Code do not reduce the overall retirement plan benefits earned under the formulas provided by our tax-qualified plans.

Joy Global Pension Plan. This plan entitles employees with at least five years of service to receive monthly payments equal to a percentage of the employee’s average salary and bonus (including amounts shown as non-equity incentive compensation in the Summary Compensation Table) over the highest 60 consecutive calendar month period during the last 120 consecutive calendar months of service. The monthly benefit amount is calculated by taking these final average earnings (FAE) and

23

multiplying by 1.5% and then multiplying the result by years of service (YOS). These benefits under the plan are offset by an amount equal to 1.25% per year of service (up to a maximum of 50%) of the estimated Social Security benefit. The normal retirement age under the plan is 65.

Supplemental Executive Retirement Plan. This is a non-qualified plan structured to provide our executives (and other employees with eligible compensation exceeding the annual limits on tax-qualified plans) with a retirement benefit equal to what they would have received if the tax-qualified Joy Global Pension Plan did not reflect the annual income limits imposed under U.S. federal tax regulations. This plan has the same requirements regarding eligibility for participation and retirement as our tax-qualified plan.

Years of service

Our general policy is to grant extra years of credited service only where justified by special circumstances. As reflected in note (1) to the table above, our Human Resources and Nominating Committee agreed to credit Mr. Hanson with additional years of service in 1999. The committee considered this arrangement essential to retaining Mr. Hanson as chief executive officer at a time when we had recently filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code, in light of Mr. Hanson’s age at the time (57) and the unemployment and other risks associated with the bankruptcy process. In connection with the hiring of Mr. Readinger as chief operating officer of P&H Mining Equipment in late 2002, we agreed to credit him with 2 years and 2 months of service for the period since his departure from Beloit Corporation, our former subsidiary for which he worked until our 2001 sale of Beloit’s assets, in addition to his time of service with Beloit. The grant was the result of arms-length negotiations with Mr. Readinger regarding the terms upon which he would agree to accept new employment with us.

Valuation method and material assumptions

Please see Note 10 to the consolidated financial statements included in our annual report on Form 10-K for a discussion of the pension obligation valuation method underlying the amounts shown above and all material assumptions applied in quantifying the present value of the current accrued benefit.

24

Nonqualified Deferred Compensation During Fiscal 2007

Name	Executive contributions in last FY	Registrant contributions in last FY	Aggregate earnings in last FY (3)	Aggregate withdrawals/distributions	Aggregate balance at last FYE
Mr. Sutherlin (1)	$1,037,279	-	$1,428,764	-	$5,562,744
Mr. Hanson (1)	$2,709,022	-	$3,277,020	$24,594,536	-
Mr. Woodward (2)	-	-	-	-	-
Mr. Roof (1)	$845,609	-	$2,653,575	$5,332,549	$3,761,268
Mr. Doheny (2)	-	$1,254	$104	-	$1,358
Mr. Readinger (1)	$711,254	-	$880,937	$417,852	$3,409,944
Mr. Winkleman	-	-	-	-	-

(1)

All amounts shown relate to the respective named executive officer’s participation in the mandatory deferral arrangement described below. The amount shown as executive contributions represents deferred stock units created in fiscal 2007 in connection with performance shares earned and the vesting of restricted stock units.

(2)

All amounts shown relate to the respective named executive officer’s participation in the defined contribution supplemental executive retirement plan described below. The earnings reported above, which are based on the performance of the retirement savings plan investments selected by the respective officer, are not considered to be at a preferential rate and accordingly are not reported as fiscal 2007 compensation in the Summary Compensation Table. No amount reported in the aggregate balance column was reported as compensation to the named executive officer in our Summary Compensation Table in previous years.

(3)

The aggregate earnings shown represent the increase in the value of the deferred stock units during fiscal 2007 as well as additional deferred stock units earned in lieu of dividends, at a non-preferential rate. The value of these earnings attributable to deferred stock units paid in lieu of dividends are as follows:

Executive officer	Value of Deferred Stock Units awarded in lieu of dividends
Mr. Sutherlin	$55,747
Mr. Hanson	$109,281
Mr. Roof	$74,849
Mr. Readinger	$35,410

The amount shown as aggregate withdrawals/distributions relate to the distribution of shares in satisfaction of deferred stock units during fiscal 2007. All dollar amounts shown are based on the Nasdaq market price per share applicable on the relevant date. Due to the nature of the contributions and earnings reported above, only earnings on units other than those awarded on a non-preferential basis in lieu of dividends that exceed 120% of the applicable federal long-term rate compounded in accordance with Section 1274(d) of the Internal Revenue Code of 5.86% are reported as fiscal 2007 compensation in the Summary Compensation Table.

25

Description of nonqualified deferred compensation arrangements

We maintain two arrangements that may be considered nonqualified deferred compensation arrangements, including a mandatory deferral arrangement affecting the payout of equity incentive awards and a defined contribution supplemental executive retirement plan (SERP) for employees hired after May 1, 2005.

Mandatory deferral of equity incentive awards. We have entered into agreements with our executive officers requiring that any distribution relating to equity incentive awards be deferred to the extent that it would otherwise result in the payment of compensation that we could not deduct for U.S. federal tax purposes due to Section 162(m) of the Internal Revenue Code. This deferral arrangement exists for the corporation’s benefit and helps to maximize the tax deductions resulting from our compensation programs. The deferral arrangement operates by calculating, at the time of any scheduled distribution of earned performance shares or vesting of restricted stock units, our best estimate of the number of shares that may be distributed to each executive officer within the $1,000,000 limit on deductible compensation. Any shares that our calculations indicate would cause the executive officer’s compensation to exceed that limit are deferred, and we consider the executive officer’s entitlement to the earned performance share or vested restricted stock unit to create a “deferred stock unit” at that time. These deferred stock units earn additional deferred stock units, in lieu of dividends, whenever our board of directors declares a dividend on our common stock, but at the same non-preferential dividend rate. We distribute shares to our executive officers in satisfaction of their deferred stock units whenever we can do so without exceeding the deduction limit under Section 162(m) or triggering excise tax under Section 409A of the Internal Revenue Code. Historically, this has resulted in distributions either (1) upon the retirement or other departure of our executive officers or (2) early in the tax year following a deferral, when a fresh deduction limit against which distributions could be made became available.

Defined contribution SERP. Executive officers not eligible to participate in our defined benefit pension plans because they were hired after May 1, 2005 are eligible to participate in both (1) a tax-qualified defined contribution plan and (2) a non-qualified defined contribution SERP designed to supplement the tax-qualified plan. Together, the plans are structured so that we make a contribution to each participating employee’s plan account based on a percentage of the employee’s compensation. The percentage is based upon years of service. See chart:

Years of Service	Contribution %
0-9	2%
10-19	3%
20+	4%

However, the tax-qualified plan is subject to limits on eligible compensation that are set by the Internal Revenue Service each year. So that executive officers and other employees whose compensation exceeds the annual limits receive the full percentage targeted by our defined contribution compensation program, our non-qualified defined contribution SERP credits each eligible employee’s plan account with the difference between (A) the amount resulting from applying the targeted percentage to the employee’s eligible compensation and (B) the amount that we may lawfully contribute to the tax-qualified defined contribution plan. Amounts earned on an employee’s plan account depend on the investment choice made by the employee, who may choose from among the same investment options available under the tax-qualified plan. As with the tax-qualified plan, the employee may change his investment choice as often as he or she may choose. The defined contribution SERP provides for distributions as a lump sum paid 180 days after separation from service.

26

Potential Payments Upon Termination or Change-in-Control at Fiscal 2007 Year-End

		Involuntary
	Death or	Termination	Change of
Name	Disability (1), (2)	Without Cause (2), (3)	Control (4), (5), (6)

Mr. Sutherlin
Severance	$0	$0	$4,376,000
Welfare Benefits	0	0	52,635
Outplacement Services	0	0	50,000
Accelerated Equity Value	8,192,858	1,278,027	8,960,292
Total	$8,192,858	$1,278,027	$13,438,927

Mr. Woodward
Severance	$0	$0	$1,710,000
Welfare Benefits	0	0	31,526
Outplacement Services	0	0	50,000
Accelerated Equity Value	680,643	100,116	880,875
Total	$680,643	$100,116	$2,672,401

Mr. Doheny
Severance	$0	$0	$1,994,000
Welfare Benefits	0	0	36,538
Outplacement Services	0	0	50,000
Accelerated Equity Value	1,356,305	420,938	1,692,921
Total	$1,356,305	$420,938	$3,773,459

Mr. Readinger
Severance	$0	$0	$1,938,000
Welfare Benefits	0	0	43,925
Outplacement Services	0	0	50,000
Accelerated Equity Value	4,253,132	911,555	4,545,303
Total	$4,253,132	$911,555	$6,577,228

Mr. Winkleman (7)
Severance	$0	$600,000	$1,390,000
Welfare Benefits	0	29,112	29,112
Outplacement Services	0	100,000	50,000
Accelerated Equity Value	2,587,445	679,013	2,808,636
Total	$2,587,445	$1,408,125	$4,277,748

Mr. Hanson (8)	-	-	-

Mr. Roof (9)	-	-	-

(1) In the event of a termination of employment due to death or disability, unvested stock options and restricted stock units are vested in full, and a pro rata number of performance shares may be earned based on actual performance over the performance period.

(2)	Based on performance through fiscal 2007 year-end, performance share awards were assumed to be earned as follows: 2005 award at 150%, 2006 award at 180%, and 2007 award at 107%.

(3)

Other than at the discretion of the Human Resources and Nominating Committee exercised at the time of the event of termination, an executive that is involuntarily terminated without cause will forfeit all unvested stock options and restricted stock units. A pro rata number of performance shares may be earned based on actual performance over the performance period. With respect to the termination of Mr. Roof discussed in Footnote 9 below, the Human Resources and Nominating Committee did not exercise its discretion to prevent the forfeiture of his unvested stock options or restricted stock units.

(4)	This triggering event requires both a “change of control” and within three years thereafter either a termination by the executive for “good reason” or by the corporation without “cause.”

(5)

In the event of an involuntary termination without cause or a voluntary termination for good reason in connection with a change in control, unvested stock options and restricted stock units are vested in full and

27

performance shares pay out at the higher of the full number earned based on performance as of the date of the change in control or the pro rata target number of performance shares. Based on performance through fiscal 2007 year-end, the full number of performance shares would be earned rather than the pro rata target number at the same level assumed in Footnote 2.

(6)

Estimated total values are based on the highest gross amount of the change in control benefit payable under the applicable change in control employment agreement assuming that no reduction would apply. Actual amounts will depend on the individual tax circumstances of each executive and may be lower than the values shown in the table depending on whether any federal excise tax would be triggered. If federal excise tax is triggered, the agreements provide for a reduction in payments if the executive would receive a greater net benefit by reducing the amount to a level that would eliminate any federal excise tax.

(7)

Pursuant to the terms of his Key Employee Retention Plan dated May 2, 2000, Mr. Winkleman would receive severance pay equal to two year’s base salary, payable over 24 months, as well as 24 months of benefits and outplacement assistance in the event that he is involuntarily terminated without cause.

(8)

Mr. Hanson retired effective February 1, 2007. Pursuant to the terms of his retirement, he is entitled to the benefit of those provisions of his stock incentive award agreements that would be triggered by a retirement. In the event of retirement, unvested stock options are forfeited, restricted stock units may continue to vest at the discretion of the Committee, and performance shares are earned on a pro rata basis determined by actual performance over the performance period. The Committee exercised its discretion to allow Mr. Hanson’s restricted stock unit awards from fiscal year 2004, 2005 and 2006 to continue to vest on their normal vesting schedule. In addition, Mr. Hanson received a grant of 25,000 restricted stock units in fiscal 2007 in anticipation of his assumption of the role of non-executive Chairman that have a different vesting schedule and retirement treatment. One-third of that grant becomes non-forfeitable on March 1 in each of 2008, 2009 and 2010, provided that Mr. Hanson remains the corporation’s non-executive chairman on the applicable vesting date, and will be paid out one year after Mr. Hanson's service as a director ends. In the aggregate, Mr. Hanson has 94,780 outstanding restricted stock units that will continue to vest. These units had a value at the end of fiscal 2007 of $5,320,949.

The pro rata adjustment of Mr. Hanson’s performance shares entitles him to receive 75% of the 2005 award and 41.67% of the 2006 award. He did not receive a performance share award for 2007 due to his planned retirement. In the aggregate, his pro rata performance share awards had a value at the end of fiscal 2007 of $2,207,481 at the level of performance assumed in Footnote 2. Mr. Hanson’s retirement did not result in the payment by us of severance, welfare benefits or outplacement services, nor did it cause the value of his outstanding equity awards to accelerate.

(9)

Mr. Roof was terminated on June 15, 2007. Although the termination was initiated by Mr. Roof, the corporation made the final determination of Mr. Roof’s last day of employment and entered into a termination agreement with Mr. Roof under which he is entitled to the benefit of those provisions of his stock incentive award agreements that would be triggered by an involuntary termination without cause. The pro rata adjustment of Mr. Roof’s performance shares entitles him to receive 86.11% of his 2005 award and 52.78% of his 2006 award. He did not receive an award for 2007 due to his planned termination. In the aggregate, his pro rata performance share awards had a value at the end of fiscal 2007 of $814,704 at the level of performance assumed in Footnote 2. The termination agreement also provided for Mr. Roof to receive a bonus of $24,845, which is equal to the product of his most recent annual salary of $436,800, his 60% bonus target percentage for fiscal 2007, the 2007 bonus payout payout percentage of 0.15%, and 63.2%, representing the percentage of fiscal 2007 for which Mr. Roof was an officer of the company.

Triggering Events

Our Change of Control Employment Agreements and Equity Awards Agreements with our named executive officers define the termination events reflected in the table above as follows:

Change of Control. Any of the following would constitute a change of control under our Change of Control Employment Agreements and our Equity Awards Agreements:

28

•

Any individual, entity, or group acquires beneficial ownership of 40% or more of either our outstanding shares of common stock or the combined voting power of our outstanding voting securities, subject to limited exceptions;

•

A majority of the Board no longer consists of our current directors and other directors whose nomination or election was approved by a vote of at least a majority of the current directors and other similarly approved directors;

•	We are party to a business combination transaction; or
•	Our shareholders approve a complete liquidation or dissolution of the corporation.

Good Reason. Any of the following would constitute termination by the executive for good reason under the Change of Control Employment Agreements we have with each of our named executive officers:

•	Assignment of duties inconsistent with the executive’s current position, authority, duties, or responsibilities;
•	Failure to pay the compensation called for by the particular Change of Control Employment Agreement or substantially altering employee benefits from those currently provided;
•	Requiring relocation to an office at least 35 miles away, to a location other than our principal executive offices, or to travel substantially more on our business;
•	Termination other than as permitted in the applicable Change of Control Employment Agreement; or
•	Our successor’s failure to adhere to the terms of the applicable Change of Control Employment Agreement.

Other definitions. For the purposes of the table above, these terms have the following meanings:

•	“Disability” generally refers to a total and permanent incapacity of the executive to perform his or her duties.
•

“Cause” generally refers to: (A) willful and continued failure to perform employment duties in any material respect; (B) willfully engaging in illegal conduct or gross misconduct that materially harms us; or (C) conviction of, or a plea of guilty or no contest to, a felony (other than a traffic-related violation).

•	“Retirement” refers to either normal or early retirement from active employment with us or one of our subsidiaries under the retirement provisions of our pension plan.

Change of Control Payments

Change of Control Employment Agreements. We have entered into Change of Control Employment Agreements with each of our named executive officers. The agreements provide that, in the event of a change of control" (as defined in the agreements and summarized above), termination of the executive’s employment during the three years following the change of control, either by the executive for good reason or by the corporation without cause (as such terms are defined in the agreements and summarized above), we will pay the executive a lump sum equal to two times (three times in the case of the CEO) the sum of the executive's base salary and annual bonus. In addition, we will provide the executive with outplacement services as well as medical insurance and other welfare benefits for a period of two years (three years in the case of the CEO). We will also pay the executive accrued benefits as of the termination date, including a pro rata bonus, and compensate the executive for any issued stock options, performance shares, or restricted stock awards, as described below. The Change of Control Employment Agreements also provide that, in the event the aggregate payment would cause a named executive officer to incur an excise tax obligation, we would reduce the aggregate payment to render the excise tax obligation inapplicable, rather than making a tax gross-up payment to such officer.

29

Equity Awards Agreements. We have issued stock options, performance shares, and restricted stock awards to our named executive officers pursuant to our 2003 Stock Incentive Plan (together, Equity Awards). Each of Equity Awards provides for a payment in the event of a “change in control,” as that term is defined in Section 9(b) of our 2003 Stock Inventive Plan. This definition is substantively identical to the definition of “change of control” in our Change of Control Employment Agreements, and the summary above is equally applicable to each term.

Pursuant to the terms of our Nonqualified Stock Option Agreements, in the event of a change in control, we will accelerate the vesting of all outstanding stock options and make such options fully exercisable, so that the executive will be eligible to receive the difference between the market price at the time of the change in control and the exercise price per share of common stock underlying the option, multiplied by the number of options exercised. Pursuant to the terms of our Performance Share Agreements, in the event of a change in control we will provide a lump sum cash payment equal to the greater of the value of the performance shares earned as of the date of the change in control or the value of the pro rata target number of performance shares through the date of the change in control. In the event of a change in control, we will also cash out all outstanding restricted stock awards issued under our Restricted Stock Award Agreements, irrespective of whether such awards are vested, by providing a cash payment equal to the product of the executive’s outstanding restricted stock awards multiplied by the value of the shares the date of the change in control.

Each of our Equity Awards Agreements require the named executive officers party to such agreements to: (1) refrain from disclosing confidential information, knowledge, or data relating to us or our affiliates that the executive gains during the course of his or her employment; (2) refrain from acting as a consultant, advisor, officer, employee, or owner of more than 3% of the equity of specified competitors or any related company engaged in competition with us for a period of two years beginning on the termination date; and (3) refrain from employing, soliciting the employment, or being involved in the hiring process of any person whom we have employed (other than a personal assistant hired to work directly for the executive) within the preceding three months for a period of two years beginning on the termination date. In the event of a breach of any of the foregoing provisions, the executive’s stock options will expire and the executive will forfeit his or her right to receive performance shares or restricted stock awards. In addition, we may be entitled to injunctive or other relief.

30

Director Compensation

Compensation for our non-employee directors is reviewed annually by the Committee with the assistance of FW Cook, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation.

Each director who is not an employee of ours receives an annual retainer fee of $50,000, as well as a fee of $1,500 for each Board and Board committee meeting attended. If the Chairman of the Board is not an employee of ours, he receives an additional annual retainer of $100,000. The chairs of the Audit Committee and Human Resources and Nominating Committee receive additional annual retainer fees of $15,000 and $12,500, respectively.

In addition, as of the date of the annual meeting, each non-employee director receives a grant of restricted stock units awarded under our 2007 Stock Incentive Plan. The number of restricted stock units granted annually to each non-employee director is equal to $75,000 divided by the then current market price of our common stock. These restricted stock units become non-forfeitable one year after their grant and will be paid out one year after the director's duties on the Board terminate. Directors who are our employees earn no additional remuneration for their services as directors. Under our Corporate Governance Principles directors are encouraged to beneficially own shares of the corporation’s Common Stock having a value at least equal to three times the annual cash retainer. The terms of the restricted stock units granted annually to non-employee directors effectively requires each such director to hold until one year after retirement from the Board an equity interest equal to 100% of the equity incentive compensation paid to such director.

The following table summarizes the compensation of our non-employee directors during fiscal 2007:

Non-Employee Director Compensation for Fiscal 2007

Name	Fees earned or paid in cash	Stock awards (1)(2)	Option awards (1)(2)	All other compensation	Total (3)(4)
Steven L. Gerard	$66,500	$75,000	-	-	$141,500
John N. Hanson	(5)	(5)	-	(5)	(5)
Ken C. Johnsen	$66,500	$75,000	-	-	$141,500
Gale E. Klappa	$66,500	$75,000	-	-	$141,500
James R. Klauser	$31,000	-	-	-	$31,000
Richard B. Loynd	$80,500	$75,000	-	-	$155,500
P. Eric Siegert	$66,500	$75,000	-	-	$141,500
James H. Tate	$83,000	$75,000	-	-	$158,000

(1)

All assumptions made in the valuation of stock awards and option awards are discussed in Note 11 to our consolidated financial statements included in our annual report on Form 10-K. The amounts shown in the stock awards column above represent the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with FAS 123R. For each director above (except Mr. Klauser), the grant date fair value of the restricted stock unit award granted on February 25, 2007 was $75,000. Mr. Klauser did not stand for re-election at the annual meeting of shareholders on February 25, 2007 and accordingly did not receive any stock award grant during fiscal 2007.

31

(2)	Our non-employee directors serving during fiscal 2007 had the following aggregate number of stock awards and option awards, respectively, outstanding at fiscal year end:

Name	Stock awards	Option awards
Mr. Gerard	24,133	-
Mr. Hanson	(1)	(1)
Mr. Johnsen	24,133	-
Mr. Klappa	1,413	-
Mr. Klauser	22,720	-
Mr. Loynd	24,133	15,000
Mr. Siegert	24,133	33,750
Mr. Tate	24,133	-

(1)	Mr. Hanson’s stock awards and outstanding option awards are disclosed in the Outstanding Equity Awards at Fiscal Year-End 2007 table.

(3)

Except for Mr. Hanson, who served as the corporation‘s President and CEO until December 26, 2007, none of the directors listed above received any stock options, non-equity plan compensation or nonqualified deferred compensation earnings in fiscal 2007.

(4)	Except for Mr. Hanson, none of the directors listed above participate in any of our pension plans.

(5)	Mr. Hanson’s compensation as a non-employee director is disclosed in the Summary Compensation Table.

32

Other Matters Relating to Executive Compensation

Accounting Considerations

In designing our compensatory programs, we consider and take into account the various accounting and disclosure rules associated with various forms of compensation as well as the share dilution and cash flow considerations associated with each program. The Committee seeks to implement plans and policies that maximize financial efficiency and avoid unnecessary or excessive share dilution. Each year, FW Cook conducts an annual study of the competitive share usage/dilution levels and the aggregate economic costs associated with long-term incentive compensation, and the Committee uses this analysis when setting an annual budget.

Tax Considerations

The Committee also reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides generally that the corporation may not deduct compensation of more than $1 million that is paid to “covered employees” which are the corporation’s chief executive officer and its other three most highly compensated named executive officers at the end of the fiscal year, other than its chief financial officer. Section 162(m) provides exemptions from the deduction limit for compensation that qualifies as “performance-based compensation” or is paid after the executive leaves our employment. The Committee intends to attempt to satisfy the conditions of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with the Committee's other compensation objectives and overall compensation philosophy.

As described on page 26, we have entered into agreements with our executive officers requiring that any distribution relating to equity incentive awards be deferred to the extent that it would otherwise result in the payment of compensation that we could not deduct for U.S. federal tax purposes due to Section 162(m). Also in 2002 the corporation’s shareholders approved our Annual Bonus Compensation Plan. Under that plan, which we believe meets the requirements for qualifying “performance-based compensation”, the aggregate bonuses payable to the participating executive officers equals 10% of our income before taxes, depreciation, amortization and certain other items. However, at year end the Committee has the power to reduce (but not increase) the bonuses payable under the Annual Bonus Compensation Plan. For fiscal 2007, the “covered employees” formally participated in the Annual Bonus Compensation Plan, with the Committee exercising its discretion to reduce the amounts payable under such plan to the amounts reflected in the Bonus and Non-equity incentive plan compensation columns of the Summary Compensation Table.

Executive Stock Ownership

The Committee has established long-term ownership objectives for the Chief Executive Officer and the other executive officers equal to five times annual salary in the case of the Chief Executive Officer and two and one half times annual salary for the other executive officers. These objectives serve to align management and shareholder interests.

Effect of Past Grants

Although the Committee annually monitors amounts realizable from prior compensation, such as prior option or stock awards, to date such prior compensation has not been given significant consideration in the Committee’s decisions setting other elements of compensation, such as retirement benefits.

33

Performance Measure Restatements

Although the Committee has not adopted any formal policy regarding the adjustment or recovery of awards or payments if the performance measures upon which those awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, the Committee’s general position is that no executive officer should be allowed to retain any benefit attributable to an error in the determination of a performance measure.

34

Human Resources and Nominating Committee Report

As detailed in its charter, the Human Resources and Nominating Committee of the Board of Directors oversees Joy Global’s compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the corporation’s Proxy Statement to be filed in connection with its 2008 Annual Meeting of Shareholders and Annual Report on Form 10-K for the fiscal year ended October 26, 2007, each of which will be filed with the Securities and Exchange Commission.

Respectfully,

Richard B. Loynd (Chair)

Steven L. Gerard

Ken C. Johnsen

35

Equity Compensation Plan Information

The following table summarizes information about the corporation's equity compensation plans as of the end of fiscal 2007. The corporation has no securities to be issued or available for future issuance under equity compensation plans not approved by security holders. All outstanding awards relate to Common Stock.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,160,453	$25.20	11,189,821(2)

Notes:

(1)

Our 2001 Stock Incentive Plan was deemed approved by shareholders in connection with the approval of our plan of reorganization. Our 2003 Stock Incentive Plan was approved by shareholders at the 2003 annual meeting. Our 2007 Stock Incentive Plan was approved by shareholders at the 2007 annual meeting. The maximum number of shares of Common Stock that may be delivered under the 2007 Stock Incentive Plan is determined on the basis of a formula equal to the sum of the following: (a) 10,000,000; (b) the number of shares of Common Stock that we repurchase with stock option exercise proceeds after February 22, 2007 (the “Effective Time”); (c) the number of shares of Common Stock underlying any stock incentive award that is exercised or settled for cash, forfeited, or terminates, expires or lapses without being exercised after the Effective Time; (d) the number of shares of Common Stock delivered to us by an optionee in satisfaction of the exercise price of any stock option after the Effective Time; and (e) the number of shares of Common Stock not delivered to a participant because such shares are used to satisfy an applicable tax withholding obligation after the Effective Time.

(2)

Includes 317,374 shares of Common Stock, which is the maximum number of shares that may be issued under performance share awards granted in fiscal 2005, fiscal 2006 and fiscal 2007; 226,825 shares of Common Stock deliverable under performance share and restricted stock unit awards granted prior to fiscal 2007 (including shares deliverable upon settlement of deferred stock units resulting from the deferral of performance share and restricted stock unit award payouts); and 400,759 shares of Common Stock that may be issued under outstanding restricted stock unit awards.

36

Related Party Transactions

Pursuant to our bylaws, we indemnify our officers and directors in the event claims are made against them arising out of their service as an officer or director. In addition, we have entered into indemnification agreements with each of our officers and directors requiring us to indemnify them against claims made against them arising out of their service as an officer or director. Other than these indemnification arrangements, there were no other relationships or related transactions during fiscal 2007 involving any director or executive officer (or any members of their immediate families) to which we or any of our subsidiaries was a party that are required to be disclosed under SEC rules.

If we had engaged in any related party transactions during fiscal 2007, such transactions would have been subject to review and approval pursuant to the terms of our Worldwide Business Conduct Policy. This policy prohibits all directors, officers, and employees, as well as their immediate family members, from engaging in activities deemed to present a conflict of interest unless approved beforehand by our Chief Executive Officer, who is then required to notify the Audit Committee of our board of directors. Relationships deemed to present a conflict of interest under the policy include:

•	Any ownership interest in any customer, supplier, or competitor, other than a nominal amount of stock in a publicly traded company;
•	Any consulting or employment relationship with any customer, supplier, or competitor;
•	Service on the board of directors of any customer, supplier, or competitor;
•	Any outside business activity which competes with any of our businesses or that interferes with the director, officer, or employee’s duties and responsibilities;
•	Supervising, reviewing, or having influence over the job evaluation, pay, or benefits of any close relative;
•	Taking advantage of a corporate opportunity discovered in the course of employment with us;
•	Selling anything to us or buying anything from us; and
•	Using corporate assets for other business or personal endeavors.

This policy is posted on our webpage: www.joyglobal.com.

Since the end of our fiscal year, management has recommended, and expects the Board of Directors to adopt, amendments to our Worldwide Business Conduct Policy to provide for Audit Committee approval of all related party transactions. It is our expectation that our Audit Committee will subsequently adopt a formal plan relating to its review, approval, or ratification of all related party transactions, as that term is defined in Item 404 of Regulation S-K.

37

AUDIT COMMITTEE REPORT

The Audit Committee has presented the following report for inclusion in this proxy statement.

The Audit Committee operates under a written charter that is available on the corporation’s website, www.joyglobal.com. The Audit Committee's specific responsibilities are summarized above under "Corporate Governance - Audit Committee and Audit Committee Financial Expert."

Each of corporation management, our independent auditor and the Audit Committee has different roles and responsibilities with respect to the corporation’s financial statements and internal control over financial reporting. Management is responsible for the effectiveness of our internal control over financial reporting and the preparation, presentation and integrity of our consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles or GAAP. Our independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with GAAP. In addition, the independent auditor was also responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditor. The Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities, including with respect to information provided and representations made to it by management and on the report on our consolidated financial statements that it receives from our independent auditors.

In performing its responsibilities in fiscal 2007, the Audit Committee met with the independent auditor four times and met with management six times.

Management represented to the Committee that the corporation's financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the financial statements with management and the independent auditor. The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

The corporation's independent auditor provided to the Committee the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditor that firm's independence.

Based upon the Committee's discussions with management and the independent auditor and the Committee's review of the representations of management and the report of the independent auditor to the Committee, the Committee recommended that the Board of Directors include the audited financial statements in the corporation's Annual Report on Form 10-K for the fiscal year ended October 26, 2007 filed with the Securities and Exchange Commission.

Respectfully,

James H. Tate (Chair)

Gale E. Klappa

P. Eric Siegert

38

AUDITORS, AUDIT FEES AND AUDITOR INDEPENDENCE

Ernst & Young LLP served as our independent auditor for fiscal 2007. A representative of Ernst & Young is expected to be present at the 2008 annual meeting and will be given the opportunity to make a statement and answer questions that may be asked by shareholders.

Audit Fees

Ernst & Young LLP billed us a total of $2,454,672 in fees for professional services rendered for the audit of our annual financial statements for fiscal 2007, the audit of management’s assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q for fiscal 2007. These fees are for services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements including the annual consolidated audit, foreign statutory audits, consents and accounting consultation for matters that were addressed during the audit work. Fees billed in this category for fiscal 2006 totaled $2,418,905.

Audit-Related Fees

Ernst & Young LLP billed us a total of $5,005 in fees for audit-related services in fiscal 2007. These fees are for assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit including internal control consultation, employee benefit plan audits, accounting consultations not specifically linked to audit work and fees for access to electronic accounting research. Fees billed in this category for fiscal 2006 totaled $18,966.

Tax Fees

Ernst & Young LLP billed us a total of $612,963 in tax fees in fiscal 2007. These fees are for tax compliance, tax advice and tax planning provided by Ernst & Young that are related to various federal, state and international issues and entity restructuring. Fees billed in this category for fiscal 2006 totaled $555,532.

All Other Fees

Ernst & Young LLP did not bill us for fees in the "All Other Fees" category in either fiscal 2007 or fiscal 2006.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee has established a policy to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. Based on information presented to the Audit Committee by Ernst & Young and our management, the Audit Committee has pre-approved defined audit, audit-related, tax and other services for fiscal 2008 up to specified cost levels. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The policy requires the independent auditor to provide detailed back-up documentation regarding the specific services to be provided. The policy also prohibits the independent auditor from providing services that are prohibited under the Sarbanes-Oxley Act of 2002.

39

Although Rule 2-01(c)(7)(i)(C) of Regulation S-X permits the Audit Committee to waive its pre-approval requirement under certain circumstances, the Audit Committee did not rely on that rule in approving any fees reported under the headings Audit-Related Fees, Tax Fees and All Other Fees.

OTHER INFORMATION

Additional Matters

The Board of Directors is not aware of any other matters that will be presented for action at the 2007 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Submission of Shareholder Proposals

Shareholder proposals for the 2009 annual meeting must be received no later than September 26, 2008 at the corporation's principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy materials under Securities and Exchange Commission rules. Under the corporation's bylaws, written notice of shareholder proposals for the 2008 annual meeting which are not intended to be considered for inclusion in next year's annual meeting proxy materials (shareholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by the corporation at such offices, directed to the attention of the Secretary, not less than 75 nor more than 105 days before the first anniversary of this year's meeting and must contain the information specified in the corporation's bylaws.

Cost of Proxy Solicitation

The corporation will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, officers and other employees of the corporation, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. The corporation may retain a professional proxy solicitation firm, and pay such firm its customary fee, to solicit proxies from direct holders and from banks, brokers and other nominees having shares registered in their names that are beneficially owned by others.

Annual Report on Form 10-K

A copy (without exhibits) of the corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 26, 2007 is being provided with this proxy statement. The corporation will provide an additional copy of such Annual Report to any shareholder, without charge, upon written request of such shareholder. Such requests should be addressed to the attention of "Shareholder Relations" at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the corporation during the last fiscal year and Forms 5 and amendments thereto furnished to the corporation with respect to the last fiscal year or written representations that no reports were required, the corporation is not aware that any director, officer or beneficial owner of more than 10% of the corporation's Common Stock failed to report on a timely basis transactions required to be reported during the last fiscal year by Section 16(a) of the Securities Exchange Act of 1934.

By order of the Board of Directors.

SEAN D. MAJOR

Executive Vice President, General Counsel and Secretary

January 23, 2008

40

ANNUAL MEETING OF SHAREHOLDERS OF

JOY GLOBAL INC.

March 4, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20833000000000000000 1 030408

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES
- ○ Steven L. Gerard
- ○ John Nils Hanson
- ○ Ken C. Johnsen
- ○ Gale E. Klappa
- ○ Richard B. Loynd
- ○ P. Eric Siegert
- ○ Michael W. Sutherlin
- ○ James H. Tate

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approval of the amendment to the corporation's Amended and Restated Certificate of Incorporation.	☐	☐	☐
3. Ratification of independent registered public accounting firm.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO OTHER INDICATION IS MADE, THIS PROXY SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

JOY GLOBAL INC.

Annual Meeting of Shareholders

March 4, 2008

The undersigned hereby appoints SEAN D. MAJOR and MICHAEL W. SUTHERLIN or either of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the 2008 annual meeting of shareholders and to vote all shares of common stock of Joy Global Inc. that the undersigned is entitled to vote and would possess if personally present at said meeting to be held in the Tenant Conference Center, 100 East Wisconsin Avenue, Suite 1660, Milwaukee, Wisconsin, on Tuesday, March 4, 2008, at 8:00 a.m., and at all adjournments thereof, as indicated on the reverse side upon the following matters and, in their discretion, upon such other matters as may properly come before said meeting:

(Continued and to be signed, marked, and dated on reverse side.)

14475